EXHIBIT 99.1

May 5, 2015

Board of Directors

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, IL 60137

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Community Financial Shares, Inc. (the “Company”) as an Appendix to the Proxy Statement/Prospectus relating to the Company’s proposed merger with Wintrust Financial Corporation contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Chicago, Illinois

May 5, 2015

D.A. Davidson & Co.

Investment Banking

30 North LaSalle Street, Suite 1600 • Chicago, IL 60602 • (312) 525-2777 • Fax (312) 525-2778

www.davidsoncompanies.com/ecm/